Exhibit 2.1

Execution Copy

CONTRIBUTION AGREEMENT

by and between

SPECTRA ENERGY PARTNERS (DE) GP, LP

and

SPECTRA ENERGY PARTNERS, LP,

dated as of

October 23, 2012

i

Disclosure Schedule

Schedule 1.1(i)	—	Spectra MLP Knowledge
Schedule 1.1(ii)	—	MLP GP Knowledge
Schedule 1.1(iii)	—	Permitted Liens
Schedule 3.3	—	MLP GP Approvals
Schedule 3.5	—	MLP GP Brokers’ Fees
Schedule 4.2	—	Capitalization
Schedule 4.4	—	Subsidiaries of M&NE US
Schedule 4.6	—	Financial Statements
Schedule 4.7	—	Absence of Certain Changes
Schedule 4.8(a)	—	Material Contracts
Schedule 4.8(c)	—	Enforceability of Material Contracts; No Defaults
Schedule 4.8(d)	—	Purchase and Sale Agreements
Schedule 4.11	—	Litigation
Schedule 4.12	—	Taxes
Schedule 4.13	—	Environmental Matters
Schedule 4.15	—	Insurance
Schedule 5.3	—	Spectra MLP Approvals
Schedule 5.5	—	Spectra MLP Brokers’ Fees
Schedule 6.1	—	WEUS Conduct of Business
Schedule 6.2	—	M&NE US Conduct of Business
Schedule 6.2(v)	—	Capital Expenditures

CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT, dated as of October 23, 2012 (this “Agreement”), is entered into by and between Spectra Energy Partners (DE) GP, LP, a limited partnership organized under the Laws of the State of Delaware (“MLP GP”), and Spectra Energy Partners, LP, a limited partnership organized under the Laws of the State of Delaware (“Spectra MLP”).

RECITALS

WHEREAS, MLP GP is an indirect, wholly-owned subsidiary of Spectra Energy Corp, a corporation organized under the Laws of the State of Delaware (“Spectra Energy Corp”);

WHEREAS, Spectra Energy Corp also (i) indirectly owns 62% of the ownership interests in Spectra MLP in the form of common limited partner units, and (ii) indirectly, through MLP GP, owns 2% of the ownership interests in Spectra MLP in the form of general partner units;

WHEREAS, Spectra MLP is a separate, publicly traded entity (which common limited partnership units trade on the New York Stock Exchange under the symbol “SEP”), with MLP GP as its general partner, and Spectra Energy Partners GP, LLC, a limited liability company organized under the Laws of the State of Delaware (“MLP GP LLC”), as the general partner of MLP GP;

WHEREAS, as of the date of this Agreement, Westcoast Energy (U.S.) LLC, a limited liability company organized under the Laws of the State of Delaware (“WEUS”), owns no assets or liabilities other than 38.76% of the limited liability company interests in Maritimes & Northeast Pipeline, L.L.C., a limited liability company organized under the Laws of the State of Delaware (“M&NE US”);

WHEREAS, M&NE US owns and (through its affiliate, M&N Operating Company, LLC) operates the portion of the Maritimes & Northeast Pipeline natural gas transmission system located in the U.S. (approximately 338 miles of mainline pipeline, with a mainline capacity of 833,317 MM Btu/day), and Maritimes & Northeast Pipeline Limited Partnership, a New Brunswick limited partnership (“M&NE Canada”), owns and (through its affiliate, Westcoast Energy Inc.) operates the portion of the Maritimes & Northeast Pipeline natural gas transmission system located in Canada (approximately 352 miles of mainline pipeline, with a mainline capacity of 555,000 MM Btu/day);

WHEREAS, the Maritimes & Northeast Pipeline natural gas transmission system consists of approximately 690 miles of mainline pipeline originating from landfall of the producing fields in Nova Scotia, extending through New Brunswick, Maine, New Hampshire and Massachusetts, and terminating at interconnections with the Algonquin Gas Transmission, LLC’s natural gas transmission system in Beverly, Massachusetts and Tennessee Gas Pipeline Company’s natural gas transmission system in Dracut, Massachusetts;

WHEREAS, M&NE US and M&NE Canada, respectively, are owned (i) 77.53% by wholly-owned subsidiaries of Spectra Energy Corp, (ii) 12.92% by wholly-owned subsidiaries of Emera Inc., and (iii) 9.55% by wholly-owned subsidiaries of Exxon Mobil Corporation;

WHEREAS, Spectra Energy Corp’s 77.53% ownership interest in M&NE US is owned (i) 38.76% by WEUS, and (ii) 38.77% by M&N Management Company, an indirect, wholly-owned subsidiary of Spectra Energy Corp;

WHEREAS, WEUS is a direct, wholly-owned subsidiary of Westcoast Energy Enterprises (U.S.), Inc., a corporation organized under the Laws of the State of Delaware (“WEE Inc.”);

WHEREAS, prior to the Closing (as defined below):

(i) Spectra Energy Corp intends to cause WEE Inc. to be converted into a limited liability company organized under the Laws of the State of Delaware named Westcoast Energy Enterprises (U.S.), LLC (“WEE LLC”);

(ii) next Spectra Energy Corp intends to cause WEE LLC to distribute its 100% limited liability company interests in WEUS to Spectra Energy Transmission, LLC, a limited liability company organized under the Laws of the State of Delaware (“SE Transmission”), the sole owner of WEE LLC;

(iii) next Spectra Energy Corp intends to cause SE Transmission to contribute (a) 99% of the limited liability company interests in WEUS to Spectra Energy Southeast Pipeline Corporation, a corporation organized under the Laws of the State of Delaware (“SE Southeast Pipeline”), a direct, wholly-owned subsidiary of SE Transmission, and (b) 1% of the limited liability company interests in WEUS to MLP GP LLC; and

(iv) next Spectra Energy Corp intends to cause (a) SE Southeast Pipeline to contribute its 99% limited liability company interest in WEUS to MLP GP, and (b) MLP GP LLC to contribute its 1% limited liability company interest in WEUS to MLP GP (the actions to be taken in subsections (i) through (iv) above, collectively, the “Restructuring”);

WHEREAS, MLP GP will then contribute to Spectra MLP, and Spectra MLP would then accept from MLP GP, all of MLP GP’s limited liability company interests in WEUS (the “Contributed Interests”), and, in exchange, Spectra MLP would (a) issue to MLP GP the General Partner Unit Consideration, (ii) issue to MLP GP the Common Unit Consideration and (iii) distribute to MLP GP $318,750,000 in cash (the “Cash Distribution”); and

WHEREAS, the Conflicts Committee (as defined below) has (i) received an opinion of Evercore Group L.L.C., the financial advisor to the Conflicts Committee, that the General Partner Unit Consideration, the Common Unit Consideration, and the Cash Distribution paid by Spectra MLP in exchange for the Contributed Interests is fair to Spectra MLP and its unaffiliated common unitholders from a financial point of view, (ii) found this Agreement and the transactions contemplated hereby to be in the best interest of Spectra MLP, (iii) approved this Agreement and the transactions contemplated hereby, and (iv) recommended that the board of directors of MLP GP LLC approve this Agreement and the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties (as defined below) agree as follows:

ARTICLE I

DEFINITIONS AND RULES OF CONSTRUCTION

Section 1.1 Definitions. As used herein, the following capitalized terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with, such specified Person through one or more intermediaries or otherwise. For the purposes of this definition, “control” means, where used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” has the meaning provided such term in the preamble to this Agreement.

“Balance Sheet Date” means December 31, 2011.

“Business” means the operations and business conducted by M&NE US.

“Business Day” means any day that is not a Saturday, Sunday or legal holiday in the State of Texas or a federal holiday in the United States.

“Cash Distribution” has the meaning provided such term in the recitals to this Agreement.

“Claim Notice” has the meaning provided such term in Section 9.3(a).

“Closing” has the meaning provided such term in Section 2.3(a).

“Closing Date” has the meaning provided such term in Section 2.3(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” means the United States Securities and Exchange Commission.

“Common Units” has the meaning provided such term in the Spectra MLP Partnership Agreement.

“Common Unit Consideration” means the number of Common Units that is computed by (i) multiplying the Dropdown Aggregate Value by 15%, (ii) multiplying the product of the foregoing item (i) by 98%, and (iii) dividing the product of the foregoing item (ii) by the Per Unit Value; provided that if the number of Common Units so computed is not a whole number, such number shall be rounded to the nearest whole number of Common Units (and a 0.5 Common Unit shall be rounded to the next higher Common Unit).

“Company Guarantees” means all guaranties, letters of credit, bonds, sureties, cash collateral accounts, and other credit support or assurances provided by Spectra Energy Corp or any of its Affiliates (other than WEUS and M&NE US) in support of any obligations of M&NE US or the Business.

“Conflicts Committee” has the meaning provided such term in the Spectra MLP Partnership Agreement.

“Contract” means any legally binding agreement, commitment, lease, license or contract.

“Contributed Interests” has the meaning provided such term in the recitals to this Agreement.

“Cross Receipt” means a cross receipt acknowledging the receipt of the items in Section 2.3(b)(i) and (iv) by Spectra MLP and the items in Section 2.3(c)(i), (ii) and (iv) by MLP GP.

“Disclosure Schedule” means the schedules attached hereto.

“Dollars” and “$” mean the lawful currency of the United States.

“Dropdown Aggregate Value” means $375,000,000.

“Effective Time” has the meaning provided such term in Section 2.3(a).

“Environment” means (a) the navigable waters, the waters of the contiguous zone, and the ocean waters of which the natural resources are under the exclusive management authority of the United States under the Magnuson-Stevens Fishery Conservation and Management Act, 16 U.S.C. 1801 et seq., and (b) any other surface water, ground water, drinking water supply, land surface or subsurface strata, or ambient air within the United States or under the jurisdiction of the United States.

“Environmental Law” means any Law relating to the environment, natural resources, or the protection thereof, including any applicable provisions of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. § 136 et seq., the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq., the Safe Drinking Water Act, 42 U.S.C. § 300f et seq., and any Law relating to health, safety, the Environment, natural resources or the protection thereof, and all analogous state or local statutes, and the regulations promulgated pursuant thereto.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations of the Commission promulgated thereunder.

“Financial Statements” has the meaning provided such term in Section 4.6(a).

“Fundamental Representations and Warranties” means the representations and warranties contained in Sections 3.1, 3.2, 4.1, 4.2 and 4.4.

“GAAP” means generally accepted accounting principles of the United States, consistently applied.

“General Partner Units” has the meaning provided such term in the Spectra MLP Partnership Agreement.

“General Partner Unit Consideration” means the number of General Partner Units that is computed by (i) multiplying the Dropdown Aggregate Value by 15%, (ii) multiplying the product of the foregoing item (i) by 2%, and (iii) dividing the product of the foregoing item (ii) by the Per Unit Value; provided that if the number of General Partner Units so computed is not a whole number, such number shall be rounded to the nearest whole number of General Partner Units (and a 0.5 General Partner Unit shall be rounded to the next higher General Partner Unit).

“Governmental Authority” means any federal, state, municipal, local or similar governmental authority, regulatory or administrative agency, court or arbitral body.

“Hazardous Substance(s)” means each substance defined, designated or classified as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance under any Environmental Law and any petroleum or petroleum products that have been Released into the environment.

“Indebtedness for Borrowed Money” means with respect to any Person, at any date, without duplication, (a) all obligations of such Person for borrowed money (including intercompany obligations), including all principal, interest, premiums, fees, expenses, overdrafts and penalties with respect thereto, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property, except trade payables incurred in the ordinary course of business, (d) all obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument, (e) all capitalized lease obligations of such Person, and (f) all indebtedness of any other Person of the type referred to in clauses (a) to (e) above directly or indirectly guaranteed by such Person or secured by any assets of such Person, whether or not such indebtedness has been assumed by such Person.

“Indemnified Party” has the meaning provided such term in Section 9.3(a).

“Indemnifying Party” has the meaning provided such term in Section 9.3(a).

“Indemnified Tax Claim” has the meaning provided such term in Section 7.3(b).

“Intellectual Property” means intellectual property rights, statutory or common law, worldwide, including (a) trademarks, service marks, trade dress, slogans, logos and all goodwill associated therewith, and any applications or registrations for any of the foregoing, (b) copyrights and any applications or registrations for any of the foregoing, and (c) patents, all confidential know-how, trade secrets and similar proprietary rights in confidential inventions, discoveries, improvements, processes, techniques, devices, methods, patterns, formulae and specifications.

“Knowledge” as to Spectra MLP means the actual knowledge of those Persons listed on Schedule 1.1(i),; and as to MLP GP means the actual knowledge of those Persons listed on Schedule 1.1(ii).

“Law” means any applicable law, rule, regulation, ordinance, order, judgment or decree of a Governmental Authority.

“Lien” means, with respect to any property or asset, any mortgage, pledge, charge, security interest or other encumbrance of any kind in respect of such property or asset.

“Losses” means all actual liabilities, losses, damages, fines, penalties, judgments, settlements, awards, costs and expenses (including reasonable fees and expenses of counsel); provided, however, that (a) Losses shall not include any special, punitive, exemplary, incidental, consequential or indirect damages nor shall Losses include lost profits, lost opportunities or other speculative damages, except that this clause (a) shall not apply to the extent a Party is required to pay such damages to a third party in connection with a matter for which such Party is entitled to indemnification under Article IX; (b) the amount of any Loss shall be reduced by (i) any insurance proceeds actually recovered with respect to such Loss, (ii) any Tax Benefits with respect to such Loss, and (iii) indemnification or reimbursement payments actually recovered from third parties with respect to such Loss; and (c) the amount of any Loss of a Spectra MLP Indemnified Party determined to result from a liability, loss, damage, fine, penalty, judgment, settlement, award, cost or expense of M&NE US, including in connection with a breach of a representation or warranty in Article IV relating to M&NE US, shall be limited to the product of the Pre-Transaction Percentage and the amount of such liability, loss, damage, fine, penalty, judgment, settlement, award, cost or expense.

“Material Adverse Effect” means, any circumstance, change or effect that (a) is or would reasonably be expected to be materially adverse to the business, operations or financial condition of WEUS and M&NE US, taken as a whole, or (b) materially impedes or would reasonably be expected to impede the ability of WEUS, M&NE US or any of their Affiliates to complete the transactions contemplated herein, but shall exclude any circumstance, change or effect resulting or arising from:

(i) any change in general economic conditions in the industries or markets in which M&NE US operates;

(ii) seasonal reductions in revenues or earnings of M&NE US substantially consistent with the historical results of such businesses;

(iii) national or international political conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack;

(iv) changes in Law or GAAP; or

(v) the entry into or announcement of this Agreement, actions contemplated by this Agreement or the consummation of the transactions contemplated hereby.

Notwithstanding the foregoing, clauses (i), (iii) and (iv) shall not apply in the event of a materially disproportionate effect on M&NE US as compared to other entities in the industry or markets in which M&NE US operates.

“Material Contracts” has the meaning provided such term in Section 4.8(a).

“MLP GP” has the meaning provided such term in the preamble to this Agreement.

“MLP GP Approvals” has the meaning provided such term in Section 3.3.

“MLP GP Indemnified Parties” has the meaning provided such term in Section 9.2(b).

“MLP GP LLC” has the meaning provided such term in the recitals to this Agreement.

“MLP GP Recourse Liabilities” means liabilities of Spectra MLP that constitute recourse liabilities for which MLP GP bears the economic risk of loss, within the meaning of Treasury Regulation Section 1.752-2.

“M&NE Canada” has the meaning provided such term in the recitals to this Agreement.

“M&NE US” has the meaning provided such term in the recitals to this Agreement.

“M&NE US LLC Agreement” shall mean the Amended and Restated Limited Liability Company Agreement of Maritimes & Northeast Pipeline, L.L.C. dated as of January 31, 1996, as amended and restated June 29, 1999, as further amended by the Amendment to Limited Liability Company Agreement, dated as of December 5, 2002, and the Amendment No. 2 to Limited Liability Company Agreement dated as of May 1, 2004.

“Organizational Documents” means any charter, certificate of incorporation, certificate of formation, articles of association, bylaws, partnership agreement, operating agreement or similar formation or governing documents and instruments.

“Parties” means MLP GP and Spectra MLP.

“Per Unit Valuation Date” means the date that is two Business Days prior to the Closing Date.

“Per Unit Value” means the product of (i) 97% and (ii) the volume-weighted average price of the Common Units on the New York Stock Exchange during the 20 trading days immediately preceding the Per Unit Valuation Date, calculated using the Bloomberg SEP Equity AQR function.

“Permits” means authorizations, licenses, permits or certificates issued by Governmental Authorities; provided, however, right-of-way agreements and similar rights and approvals are not included in the definition of Permits.

“Permitted Liens” means (a) Liens for Taxes not yet delinquent or being contested in good faith by appropriate proceedings, (b) statutory Liens (including materialmen’s, warehousemen’s, mechanic’s, repairmen’s, landlord’s, and other similar Liens) arising in the ordinary course of business securing payments not yet delinquent or being contested in good faith by appropriate proceedings, (c) the rights of lessors and lessees under leases, and the rights of third parties under any agreement, in each case executed in the ordinary course of business and that do not materially and adversely affect the ability of M&NE US to conduct its Business as currently conducted, (d) the rights of licensors and licensees under licenses executed in the ordinary course of business and that do not materially and adversely affect the ability of M&NE US to conduct its Business as currently conducted, (e) restrictive covenants, easements and defects, imperfections or irregularities of title or Liens, if any, of a nature that do not materially and adversely affect the assets or properties subject thereto, (f) preferential purchase rights and other similar arrangements with respect to which consents or waivers are obtained for this transaction or as to which the time for asserting such rights has expired at the Closing Date without an exercise of such rights, (g) restrictions on transfer with respect to which consents or waivers are obtained for this transaction, (h) Liens granted in the ordinary course of business which do not secure the payment of Indebtedness for Borrowed Money and which do not materially and adversely affect the ability of M&NE US to conduct its Business as currently conducted, (i) Liens listed in Schedule 1.1(iii), and (j) Liens created by Spectra MLP or its successors and assigns.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.

“Pre-Transaction Percentage” means 38.76%,

“Reasonable Efforts” means efforts in accordance with reasonable commercial practice and without the incurrence of unreasonable expense.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing of, without limitation, Hazardous Substances, into the Environment.

“Representatives” means, as to any Person, its officers, directors, employees, counsel, accountants, financial advisers and consultants.

“Restructuring” has the meaning provided such term in the recitals to this Agreement.

“Restructuring Entities” means Spectra Energy Corp, WEE Inc., WEE LLC, SE Transmission, SE Southeast Pipeline and MLP GP.

“SE Southeast Pipeline” has the meaning provided such term in the recitals to this Agreement.

“SE Transmission” has the meaning provided such term in the recitals to this Agreement.

“Securities Act” means the Securities Act of 1933 and the rules and regulations of the Commission promulgated thereunder.

“Spectra Energy Corp” has the meaning provided such term in the recitals to this Agreement.

“Spectra MLP” has the meaning provided such term in the preamble to this Agreement.

“Spectra MLP Approvals” has the meaning provided such term in Section 5.3.

“Spectra MLP Debt” has the meaning provided such term in Section 6.9(a).

“Spectra MLP Financial Statements” has the meaning provided such term in Section 5.9.

“Spectra MLP Indemnified Parties” has the meaning provided such term in Section 9.2(a).

“Spectra MLP Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of Spectra Energy Partners, LP dated as of July 2, 2007, as amended by that certain Amendment No. 1 thereto dated as of April 11, 2008.

“Spectra MLP Restricted Equity Proceeds” shall mean any proceeds received by Spectra MLP or any of its subsidiaries from any private or public offering or sale of equity securities of Spectra MLP or any of its subsidiaries (including any Common Units or General Partner Units) that occurs prior to the date that is six months following the Closing Date.

“Spectra MLP SEC Documents” has the meaning provided such term in Section 5.9.

“Straddle Period” has the meaning provided such term in Section 6.8.

“Tax” means all taxes, assessments, duties, levies, imposts or other similar charges imposed by a Governmental Authority, including all income, franchise, profits, capital gains, capital stock, transfer, gross receipts, sales, use, transfer, service, occupation, ad valorem, property, excise, severance, windfall profits, premium, stamp, license, payroll, employment, social security, unemployment, disability, environmental (including taxes under Code Section 59A), alternative minimum, add-on, value-added, backup withholding and other taxes, assessments, duties, levies, imposts or other similar charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), and all estimated taxes, deficiency assessments, additions to tax, additional amounts imposed by any Governmental Authority, penalties and interest.

“Tax Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Tax Benefit” means, with respect to a Loss, an amount by which the Tax liability of a Person (or group of Persons filing a Tax Return that includes such Person) is reduced as a result of such Loss or the amount of any Tax refund or Tax credit that is generated (including, by deduction, loss, credit or otherwise) as a result of such Loss, and any related interest received from any relevant Tax Authority; provided, however, in each case, only the reasonable present value of any Tax Benefit shall be considered with respect to a Loss.

“Tax Indemnified Party” has the meaning provided such term in Section 7.3(b).

“Tax Indemnifying Party” has the meaning provided such term in Section 7.3(b).

“Tax Proceeding” has the meaning provided such term in Section 7.1(b).

“Tax Return” means any report, return, election, document, estimated Tax filing, declaration or other filing provided to any Tax Authority, including any amendments thereto.

“Tax-Sharing Agreement” means any existing agreement or arrangement (whether or not written) that is binding on M&NE US or WEUS and provides for the sharing, allocation or payment of Taxes or amounts in lieu of Taxes other than any agreement entered into in the ordinary course of business.

“Third Party Claim” has the meaning provided such term in Section 9.3(a).

“Transaction Debt” has the meaning provided such term in Section 6.9(a).

“United States” or “U.S.” means United States of America.

“WEE Inc.” has the meaning provided such term in the recitals to this Agreement.

“WEE LLC” has the meaning provided such term in the recitals to this Agreement.

“WEUS” has the meaning provided such term in the recitals to this Agreement.

Section 1.2 Rules of Construction.

(a) All article, section and schedule references used in this Agreement are to articles, sections and schedules to this Agreement unless otherwise specified. The schedules attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.

(b) If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Terms defined in the singular have the corresponding meanings in the plural, and vice versa. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The term “includes” or “including” shall mean “including without limitation.” The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear.

(c) The Parties acknowledge that each Party and its attorney have reviewed this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.

(d) The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

(e) All references to currency herein shall be to, and all payments required hereunder shall be paid in, Dollars.

(f) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(g) Any event hereunder requiring the payment of cash or cash equivalents on a day that is not a Business Day shall be deferred until the next Business Day.

(h) References to any Law are references to such Law as it may be amended from time to time, and references to particular provisions of a Law include a reference to the corresponding provisions of any succeeding Law.

ARTICLE II

CONTRIBUTION; CLOSING

Section 2.1 Contribution of Contributed Interests. At the Closing, upon the terms and subject to the conditions set forth in this Agreement, MLP GP shall contribute to Spectra MLP, and Spectra MLP shall accept from MLP GP, the Contributed Interests, free and clear of any Liens other than transfer restrictions imposed thereon by securities Laws.

Section 2.2 Consideration.

(a) At the Closing, upon the terms and subject to the conditions set forth in this Agreement, in exchange for the Contributed Interests, Spectra MLP shall (i) issue to MLP GP the General Partner Unit Consideration and the Common Unit Consideration and (ii) distribute to MLP GP the Cash Distribution, which distribution shall be sourced by Spectra MLP solely from debt proceeds under indebtedness that constitutes an MLP GP Recourse Liability.

(b) The Parties acknowledge that the transactions described in this Article II are properly characterized as transactions described in Sections 721(a) and 731 of the Code.

Section 2.3 The Closing.

(a) The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Vinson & Elkins L.L.P., 1001 Fannin, Suite 2500, Houston, Texas 77002, commencing at 10:00 a.m. (Houston, Texas time) on the later of October 31, 2012 and the last day of the month following the date on which all conditions to the obligations of the Parties to consummate the transactions contemplated hereby have been satisfied or waived (other than conditions with respect to actions the Parties shall take at the Closing itself) or such other date as the Parties may mutually determine (the “Closing Date”);

provided, however, the Closing shall be deemed to have been consummated at 11:59 p.m. (Houston, Texas time) on the Closing Date (the “Effective Time”).

(b) At the Closing, MLP GP will deliver the following documents and deliverables to Spectra MLP:

(i) an assignment or assignments effecting the transfer to Spectra MLP of ownership of all of the Contributed Interests together with certificates, if any, representing the Contributed Interests and such other documentation as is reasonably required to transfer the Contributed Interests to Spectra MLP;

(ii) a certification in the form prescribed by Treasury Regulation Section 1.1445-2(b)(2) to the effect that MLP GP is not a foreign person;

(iii) the Cross Receipt executed by MLP GP; and

(iv) such other certificates, instruments of conveyance and documents as may be reasonably requested by Spectra MLP and agreed to by MLP GP prior to the Closing Date to carry out the intent and purposes of this Agreement.

(c) At the Closing, Spectra MLP will deliver the following documents and deliverables to MLP GP or take the following actions:

(i) the Cash Distribution to MLP GP by wire transfer of immediately available U.S. federal funds to an account specified by MLP GP;

(ii) issue, in certificated or book entry form, to MLP GP the Common Unit Consideration and the General Partner Unit Consideration;

(iii) the Cross Receipt executed by Spectra MLP; and

(iv) such other certificates, instruments of conveyance and documents as may be reasonably requested by MLP GP and agreed to by Spectra MLP prior to the Closing Date to carry out the intent and purposes of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

RELATING TO MLP GP

Except as disclosed in the Disclosure Schedule, MLP GP hereby represents and warrants to Spectra MLP as follows:

Section 3.1 Organization. It is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware.

Section 3.2 Authorization; Enforceability. It has all requisite limited partnership power and authority to execute and deliver this Agreement and to perform all obligations to be performed by it hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by all requisite limited partnership action, on its part, and no other limited partnership proceeding on its part is necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by it, and this Agreement constitutes a valid and binding obligation of it, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

Section 3.3 No Conflict. The execution and delivery of this Agreement by it and the consummation of the transactions contemplated hereby by it (assuming all required filings, consents, approvals, authorizations and notices set forth in Schedule 3.3 (collectively, the “MLP GP Approvals”) have been made, given or obtained) do not and shall not:

(a) violate in any material respect any Law applicable to any of the Restructuring Entities or require of any of the Restructuring Entities any filing with, consent, approval or authorization of, or notice to, any Governmental Authority;

(b) violate any of the Restructuring Entities’ Organizational Documents; or

(c) (i) breach any material Contract to which any of the Restructuring Entities is a party, (ii) result in the termination of any such material Contract, (iii) result in the creation of any Lien upon any of its Contributed Interests or (iv) constitute an event which, after notice or lapse of time or both, would result in any such breach, termination or creation of a Lien upon any of its Contributed Interests.

Section 3.4 Litigation. There are no legal actions before any Governmental Authority or lawsuits pending or, to the Knowledge of MLP GP, threatened against it that would adversely affect its ability to perform its obligations under this Agreement, and there are no orders or unsatisfied judgments from any Governmental Authority binding upon it that would adversely affect its ability to perform its obligations under this Agreement.

Section 3.5 MLP GP Brokers’ Fees. Except as set forth on Schedule 3.5, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by it or any of its Affiliates (other than Spectra MLP and its subsidiaries).

Section 3.6 Investment Representation. It is purchasing the Common Unit Consideration and the General Partner Unit Consideration for its own account with the present intention of holding such units for investment purposes and not with a view to or for sale in connection with any public distribution of such units in violation of any federal or state securities Laws. It acknowledges that such Common Units and General Partner Units have not been registered under federal and state securities Laws and that such Common Units and General Partner Units may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is registered under federal and state securities Laws or pursuant to an exemption from registration under any federal or state securities Laws.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

RELATING TO WEUS AND M&NE US

Except as disclosed in the Disclosure Schedule, MLP GP hereby represents and warrants to Spectra MLP as follows:

Section 4.1 Organization of WEUS and M&NE US. Each of WEUS and M&NE US is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite limited liability company power and authority to own, operate or lease its properties and assets and, with respect to M&NE US only, to conduct the Business as it is now being conducted. Each of WEUS and M&NE US is duly licensed or qualified in each jurisdiction in which the ownership or operation of its assets or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not reasonably be expected to have a Material Adverse Effect. MLP GP has made available to Spectra MLP true copies of all existing Organizational Documents of WEUS and M&NE US.

Section 4.2 Capitalization.

(a) At the time of the Closing, it will have good and valid title to, hold of record and own the Contributed Interests free and clear of any Liens other than transfer restrictions imposed thereon by securities Laws. At the time of the Closing, WEUS will (i) have good and valid title to, hold of record and own a 38.76% limited liability company interest in M&NE US free and clear of any Liens other than transfer restrictions imposed thereon by securities Law and (ii) be a duly admitted member of M&NE US pursuant to the M&NE US LLC Agreement.

(b) WEE Inc., as of the date of this Agreement, owns, and immediately prior to the Restructuring will own, the Contributed Interests. Immediately following the Restructuring and immediately prior to the Closing, MLP GP will own the Contributed Interests. The Contributed Interests represent 100% of the limited liability company interests in WEUS. Except as set forth in Schedule 4.2, there are no voting agreements, proxies or other similar agreements or understandings with respect to the Contributed Interests. All of the Contributed Interests are duly authorized, validly issued and outstanding and fully paid, and were issued free of preemptive rights in compliance with Laws. Upon consummation of the transactions contemplated by this Agreement, Spectra MLP will acquire good and valid title to all of the Contributed Interests, free and clear of any Liens other than transfer restrictions imposed thereon by securities Laws or Liens created by Spectra MLP.

(c) WEUS, as of the date of this Agreement, owns a 38.76% limited liability company interest in M&NE US. Immediately prior to the Closing, WEUS will own a 38.76% limited liability company interest in M&NE US. All of the members of M&NE US and their respective ownerships in M&NE US are disclosed on Schedule 4.2. Except as included in the M&NE US LLC Agreement or set forth in Schedule 4.2, there are no voting agreements, proxies or other similar agreements or understandings with respect to WEUS’ 38.76% limited liability company interest in M&NE US. WEUS’ 38.76% limited liability company interest in M&NE US is duly authorized, validly issued and outstanding and fully paid, and was issued free of preemptive rights in compliance with Laws and the M&NE US LLC Agreement.

(d) There are no outstanding options, warrants, rights or other securities convertible into or exchangeable or exercisable for limited liability company interests of WEUS or M&NE US issued or granted by WEUS or M&NE US, as applicable, any other commitments or agreements to which WEUS or M&NE US is a party providing for the issuance by it of additional limited liability company interests or the repurchase or redemption by it of limited liability company interests, and there are no agreements of any kind which may obligate WEUS or M&NE US to issue, purchase, redeem or otherwise acquire any of its limited liability company interests, except as may be contained in their respective existing Organizational Documents.

Section 4.3 No Conflict. The execution and delivery of this Agreement by MLP GP and the consummation of the transactions contemplated hereby by MLP GP (assuming all of the MLP GP Approvals have been made, given or obtained) do not and shall not:

(a) violate, in any material respect, any Law applicable to WEUS or M&NE US or require of WEUS or M&NE US any filing with, consent, approval or authorization of, or notice to, any Governmental Authority;

(b) violate any Organizational Document of WEUS or M&NE US; or

(c) (i) result in breach of any Material Contract, (ii) result in the termination of any such Material Contract, (iii) result in the creation of any Lien under any Material Contract or (iv) constitute an event which, after notice or lapse of time or both, would result in any such breach, termination or creation of a Lien.

Section 4.4 Subsidiaries. Except as disclosed on Schedule 4.4, M&NE US does not own any equity interests in any Person.

Section 4.5 No Other Assets or Liabilities. Other than (a) its 38.76% limited liability company interest in M&NE US, (b) its interest in the M&NE US LLC Agreement, and (c) its interest in the Distribution, Assignment and Assumption Agreement dated as of October 1, 2012 by and between WEUS and WEE Inc., WEUS has no other assets, contracts or liabilities.

Section 4.6 Financial Statements; Records; Undisclosed Liabilities.

(a) Schedule 4.6 sets forth true and complete copies of the audited balance sheets as of December 31, 2011 and December 31, 2010, and the statements of operations, statements of cash flows and statements of members’ equity for the years ended December 31, 2011 and December 31, 2010 and the related notes thereto of M&NE US (the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP, except as otherwise stated in the footnotes, and present fairly in accordance with GAAP, in all material respects, the financial position of M&NE US as of December 31, 2011 or December 31, 2010, as applicable.

(b) All liabilities of M&NE US as of the Balance Sheet Date that are required by GAAP to be reflected or reserved against in the Financial Statements have been so reflected or reserved against in the Financial Statements.

Section 4.7 Absence of Certain Changes. Except as disclosed on Schedule 4.7, from the Balance Sheet Date, (a) there has not been any Material Adverse Effect, (b) the Business of M&NE US has been conducted, in all material respects, only in the ordinary course consistent with past practices, and (c) there has been no damage, destruction or loss to the assets or properties of M&NE US which could reasonably be expected to have a Material Adverse Effect.

Section 4.8 Contracts.

(a) Schedule 4.8(a) contains a true and complete listing of the following Contracts to which M&NE US is a party (such Contracts that are required to be listed on Schedule 4.8(a) being “Material Contracts”):

(i) each Contract for the transportation of natural gas;

(ii) each Contract for Indebtedness for Borrowed Money, except for any that will be cancelled prior to Closing;

(iii) each Contract involving a remaining commitment by M&NE US to pay capital expenditures in excess of $200,000;

(iv) each Contract for lease of personal property involving payments in excess of $200,000 in any calendar year;

(v) each Contract between MLP GP or any of its Affiliates (other than M&NE US or WEUS) on the one hand, and M&NE US, on the other hand, which will survive the Closing;

(vi) each Contract that provides for a limit on the ability of M&NE US to compete in any line of business or with any Person or in any geographic area during any period of time after the Closing;

(vii) except for Contracts of the nature described in clauses (ii) through (vi) above, any Contract for the purchase of materials, supplies, goods, services, equipment or other assets that provides for aggregate payments by M&NE US of $200,000 or more in any 12 month period;

(viii) any partnership or joint venture agreement (other than the Organizational Documents of M&NE US);

(ix) any Contract pursuant to which any third party has rights to own or use any material asset of M&NE US, including any Intellectual Property right of M&NE US, other than pursuant to Contracts entered into by M&NE US with such third parties in the ordinary course of business; and

(x) any Contract relating to the acquisition or disposition following the Closing of any business (whether by merger, sale of stock, sale of assets or otherwise) or granting to any Person a right of first refusal, first offer or right to purchase any of the assets of M&NE US which right survives the Closing, other than Permitted Liens.

(b) True and complete copies of all Material Contracts have been made available to Spectra MLP.

(c) Except as set forth in Schedule 4.8(c), each Material Contract (i) is in full force and effect and (ii) represents the legal, valid and binding obligation of M&NE US and, to the Knowledge of MLP GP, represents the legal, valid and binding obligation of the other parties thereto, in each case enforceable in accordance with its terms subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. Except as set forth in Schedule 4.8(c), none of M&NE US, or, to the Knowledge of MLP GP, any other party is in breach of any Material Contract, and none of MLP GP or M&NE US has received any written notice of termination or breach of any Material Contract.

(d) Schedule 4.8(d) lists all of the purchase and sale agreements pursuant to which M&NE US has acquired or disposed of any assets or entities during the prior 24 months, other than purchases and disposals of assets in the ordinary course of business. True and correct copies of the documents listed on Schedule 4.8(d) have been made available to Spectra MLP.

Section 4.9 Company Guarantees. There are no Company Guarantees.

Section 4.10 Intellectual Property. M&NE US has access to, owns or has the right to use pursuant to license, sublicense, agreement or otherwise all items of Intellectual Property required in the operation of the Business as presently conducted.

Section 4.11 Litigation. Except as set forth in Schedule 4.11, (a) there are no legal actions before any Governmental Authority or lawsuits pending or, to the Knowledge of MLP GP, threatened against WEUS or M&NE US other than lawsuits or actions which could not reasonably be expected to have a Material Adverse Effect, and (b) neither of WEUS or M&NE US is subject to any injunction, order or unsatisfied judgment from any Governmental Authority. Notwithstanding the foregoing, MLP GP makes no representation or warranty in this Section 4.11 as to lawsuits or actions or any injunction, order or unsatisfied judgment in which neither of WEUS or M&NE US has been named as a party and which are, or contain issues, of broad applicability to, or which affect, the natural gas, natural gas liquids or pipeline industry, including any state or federal rulemaking or similar proceeding of general applicability and any petition for review or appeal thereof, provided that no such lawsuit, action, injunction, order or unsatisfied judgment would have a materially disproportionate effect on WEUS and M&NE US, taken as a whole, as compared to other entities in the industry or markets in which M&NE US operates.

Section 4.12 Taxes. Except as set forth on Schedule 4.12, (a) all Tax Returns required to be filed by each of WEUS and M&NE US have been duly and timely filed with the appropriate Tax Authority, and were, when filed, true, correct and complete in all material respects, (b) all Taxes due and owing (whether or not shown as due on any Tax Returns) by WEUS and M&NE US have been timely paid in full, (c) there are no Liens (other than Permitted Liens) on any of the assets of WEUS or M&NE US that arose in connection with any failure (or alleged failure) to pay any Tax, (d) there is no claim, action or proceeding pending by any applicable Tax Authority in connection with any Tax due from WEUS or M&NE US, (e) no Tax Returns of WEUS or M&NE US are now under audit or examination by any Tax Authority, (f) there are no agreements or waivers providing for an extension of time with respect to the filing of any such Tax Returns or the assessment or collection of any such Tax, (g) no written claim has been made by any Tax Authority in a jurisdiction where either WEUS or M&NE US does not file a Tax Return that it is or may be subject to taxation in that jurisdiction, (h) neither of WEUS or M&NE US is a party to any Tax-Sharing Agreement, and neither of WEUS or M&NE US is otherwise liable for the Taxes of any other Person (including as a transferee or successor), (i) since March 12, 2002, in the case of WEUS, and since the date of its formation, in the case of M&NE US, each of WEUS and M&NE US has been treated either as a partnership or has been disregarded as an entity separate from its owner for federal income tax purposes, (j) no power of attorney that is currently in force has been granted with respect to any matter relating to Taxes due from WEUS or M&NE US, (k) neither of WEUS or M&NE US has, during any period for which the statute of limitations for any relevant Tax has not expired, participated in any listed transaction required to be disclosed by either WEUS or M&NE US under Treasury Regulation Section 1.6011-4, and (l) neither of WEUS or M&NE US has any liability for Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by Contract or otherwise.

Section 4.13 Environmental Matters. Except as set forth on Schedule 4.13 or as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect:

(a) to the Knowledge of MLP GP, the operations of M&NE US are in compliance in all material respects with all Environmental Laws, which compliance includes the possession and maintenance of, and compliance with, all material Permits required under all Environmental Laws;

(b) M&NE US is not the subject of any outstanding administrative or judicial order or judgment, agreement or arbitration award from any Governmental Authority under any Environmental Laws requiring remediation or the payment of a fine or penalty;

(c) M&NE US is not subject to any action pending or threatened in writing, whether judicial or administrative, alleging noncompliance with or potential liability under any Environmental Law;

(d) there has been no Release of any Hazardous Substance into the Environment by the M&NE US or its assets, operations and the Business except in compliance with applicable Environmental Law; and

(e) there has been no exposure of any Person or property to any Hazardous Substances in connection with the operation of the assets of the M&NE US.

Spectra MLP acknowledges that this Section 4.13 shall be deemed to be the only representation and warranty in this Agreement with respect to environmental matters.

Section 4.14 Legal Compliance; Permits. Except with respect to (i) matters set forth in Schedule 4.11 (Litigation) (ii) compliance with Laws concerning Taxes (as to which representations and warranties are made only pursuant to Section 4.12) and (iii) compliance with Environmental Laws (as to which representations and warranties are made only pursuant to Section 4.13), (a) to the Knowledge of MLP GP, M&NE US is in compliance in all material respects with all Laws, (b) M&NE US has not received written notice of any violation of any Law relating to the operation of the Business or to any of its assets or operations which could reasonably be expected to have a Material Adverse Effect and (c) to the Knowledge of MLP GP, M&NE US possesses all material Permits necessary for it to own its assets and operate the Business as currently conducted, and all such Permits are in full force and effect, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 4.15 Insurance. Schedule 4.15 contains a summary description of all material policies of property, general liability, workers’ compensation and other insurance held by or for the benefit of M&NE US as of the date of this Agreement. Such insurance policies are for amounts and against such losses and risks as are consistent with industry practice. Except as reflected on Schedule 4.15, there is no material claim by M&NE US pending under any of such policies as to which coverage has been denied or disputed by the underwriters of such policies. All premiums due and payable under such policies have been paid, and M&NE US has complied with the terms and conditions of such written policies. All such insurance policies are in full force and effect. No notice of cancellation of, or indication of an intention not to renew, any such insurance policy has been received by M&NE US other than in the ordinary course of business.

Section 4.16 Employees. Each of WEUS and M&NE US (i) has no employees and (ii) does not maintain or contribute to and is not subject to any liability in respect of any employee benefit or welfare plan of any nature, including plans subject to ERISA.

Section 4.17 Title to Properties and Related Matters.

(a) M&NE US has (i) good and defensible fee simple title to or valid leasehold interests in all of its real property and (ii) good and valid title to all of its personal property used in the ordinary conduct of the Business, except (x) for such defects in title as could not, individually or in the aggregate, reasonably be expected to materially and adversely impact the ability of M&NE US to conduct the Business and (y) for easements, rights of way and similar property use rights which are addressed in Section 4.17(b), in each case free and clear of Liens other than Permitted Liens.

(b) M&NE US has such easements, rights of way and other similar property use rights which are sufficient, in the aggregate, for M&NE US to conduct the Business as currently conducted, except for such defects that could not reasonably be expected to have a Material Adverse Effect. Spectra MLP acknowledges that this Section 4.17(b) shall be deemed to be the only representation and warranty in the Agreement with respect to easements, rights of way and other similar property use rights held or used by M&NE US.

Section 4.18 Brokers’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated in this Agreement based upon arrangements made by WEUS, M&NE US or any of their respective Affiliates (other than Spectra MLP and its subsidiaries).

ARTICLE V

REPRESENTATIONS AND WARRANTIES RELATING TO SPECTRA MLP

Spectra MLP hereby represents and warrants to MLP GP as follows:

Section 5.1 Organization of Spectra MLP. Spectra MLP is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware.

Section 5.2 Authorization; Enforceability. Spectra MLP has all requisite partnership power and authority to execute and deliver this Agreement and to perform all obligations to be performed by it hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by all requisite limited partnership action on the part of Spectra MLP, and no other partnership proceeding on the part of Spectra MLP is necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by Spectra MLP, and this Agreement constitutes a valid and binding obligation of Spectra MLP, enforceable against Spectra MLP in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

Section 5.3 No Conflict. The execution and delivery of this Agreement by Spectra MLP and the consummation of the transactions contemplated hereby by Spectra MLP (assuming all required filings, consents, approvals authorizations and notices set forth in Schedule 5.3 (collectively, the “Spectra MLP Approvals”) have been made, given or obtained) do not and shall not:

(a) violate in any material respect, any Law applicable to Spectra MLP or require of Spectra MLP any filing with, consent, approval or authorization of, or, notice to, any Governmental Authority;

(b) violate any Organizational Document of Spectra MLP; or

(c) (i) breach any material Contract, to which Spectra MLP is a party, (ii) result in the termination of any such material Contract, (iii) result in the creation of any Lien upon any of the properties or assets of Spectra MLP or (iv) constitute an event which, after notice or lapse of time or both, would result in any such breach, termination or creation of a Lien.

Section 5.4 Litigation. There are no legal actions before any Governmental Authority or lawsuits pending or, to the Knowledge of Spectra MLP, threatened against Spectra MLP that would adversely affect the ability of Spectra MLP to perform its obligations under this Agreement, and there are no orders or unsatisfied judgments from any Governmental Authority binding upon Spectra MLP that would adversely affect the ability of Spectra MLP to perform its obligations under this Agreement.

Section 5.5 Spectra MLP Brokers’ Fees. Except as set forth on Schedule 5.5, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Spectra MLP or any of its subsidiaries.

Section 5.6 Issuance of Common Unit Consideration and General Partner Unit Consideration. Upon issuance, all of the Common Unit Consideration and the General Partner Unit Consideration will be duly authorized, validly issued and outstanding, and will have been issued free of preemptive rights in compliance with Laws. Upon issuance, the Common Unit Consideration will be fully paid (to the extent required by the Spectra MLP Partnership Agreement) and nonassessable (subject to Del. Code Ann. Tit. 6, §§ 17-303, 17-607 and 17-804 (2007)). Upon consummation of the transactions contemplated by this Agreement, MLP GP will acquire good and valid title to all of the Common Unit Consideration and the General Partner Unit Consideration, free and clear of any Liens other than transfer restrictions imposed thereon by securities Laws or arising under the Spectra MLP Partnership Agreement.

Section 5.7 Financing. At or prior to the Closing, Spectra MLP will have sufficient funds to pay the Cash Distribution to MLP GP at the Closing, which distribution shall be sourced by Spectra MLP solely from debt proceeds under indebtedness that constitutes an MLP GP Recourse Liability.

Section 5.8 Investment Representation. Spectra MLP is purchasing the Contributed Interests for its own account with the present intention of holding the Contributed Interests for investment purposes and not with a view to or for sale in connection with any public distribution of the Contributed Interests in violation of any federal or state securities Laws. Spectra MLP acknowledges that the Contributed Interests have not been registered under federal and state securities Laws and that the Contributed Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is registered under federal and state securities Laws or pursuant to an exemption from registration under any federal or state securities Laws.

Section 5.9 Spectra MLP SEC Documents. Spectra MLP has timely filed with the Commission all forms, registration statements, reports, schedules and statements required to be filed by it under the Exchange Act or the Securities Act (all such documents filed on or prior to the date of this Agreement, collectively, the “Spectra MLP SEC Documents”). The Spectra MLP SEC Documents, including any audited or unaudited financial statements and any notes thereto or schedules included therein (the “Spectra MLP Financial Statements”), at the time filed (in the case of registration statements, solely on the dates of effectiveness) (except to the extent corrected by a subsequently filed Spectra MLP SEC Document filed prior to the date of this Agreement) (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. The Spectra MLP Financial Statements were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission) and fairly present (subject in the case of unaudited statements to normal, recurring and year-end audit adjustments) in all material respects the consolidated financial position and status of the business of Spectra MLP as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended. Deloitte & Touche LLP is an independent registered public accounting firm with respect to Spectra MLP and has not resigned or been dismissed as independent registered public accountants of Spectra MLP as a result of or in connection with any disagreement with Spectra MLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures.

ARTICLE VI

COVENANTS

Section 6.1 WEUS Conduct of Business. From the date of this Agreement through the Closing, except: (1) as set forth on Schedule 6.1, (2) for the Restructuring, (3) as contemplated by this Agreement, or (4) as consented to by Spectra MLP in writing (which consent shall not be unreasonably withheld, conditioned or delayed):

(a) MLP GP shall cause WEUS to (i) operate its business in the ordinary course and (ii) use Reasonable Efforts to preserve intact WEUS’ business and its relationship with customers, suppliers and others having business relationships with WEUS; and

(b) MLP GP shall not permit WEUS to:

(i) amend its Organizational Documents;

(ii) liquidate, dissolve, recapitalize or otherwise wind up its business;

(iii) change its accounting methods, policies or practices, except as required by GAAP or Law;

(iv) sell, assign, transfer, lease or otherwise dispose of any assets except in the ordinary course of business;

(v) make any capital expenditure;

(vi) merge or consolidate with, or purchase substantially all of the assets or business of, or equity interests in, or make an investment in or make a loan or extend credit to, any Person (other than intercompany loans to Spectra Energy Corp or its Affiliates or extensions of credit to customers in the ordinary course of business);

(vii) incur any Indebtedness for Borrowed Money or issue or sell any equity interests, notes, bonds or other securities of WEUS (except for intercompany loans from Spectra Energy Corp or its Affiliates), or any option, warrant or right to acquire same;

(viii) adopt any profit sharing, compensation, savings, insurance, pension, retirement or other benefit plan or hire any employees;

(ix) enter into any Contract, except for Contracts entered into by WEUS in the ordinary course of business;

(x) create or assume any Lien, other than a Permitted Lien;

(xi) terminate or close any facility, business or operation of WEUS except in the ordinary course of business; or

(c) agree, whether in writing or otherwise, to do any of the foregoing.

Section 6.2 M&NE US Conduct of Business. From the date of this Agreement through the Closing, except: (1) as set forth on Schedule 6.2, (2) for the Restructuring, (3) as contemplated by this Agreement, or (4) as consented to by Spectra MLP in writing (which consent shall not be unreasonably withheld, conditioned or delayed):

(a) MLP GP shall use Reasonable Efforts to cause M&NE US to (i) operate the Business in the ordinary course and (ii) preserve intact the Business and M&NE US’ relationship with customers, suppliers and others having business relationships with M&NE US; and

(b) MLP GP shall use Reasonable Efforts to not permit M&NE US to:

(i) amend its Organizational Documents;

(ii) liquidate, dissolve, recapitalize or otherwise wind up the Business;

(iii) change its accounting methods, policies or practices, except as required by GAAP or Law;

(iv) sell, assign, transfer, lease or otherwise dispose of any assets except in the ordinary course of business or pursuant to the terms of a Material Contract;

(v) make any capital expenditure in excess of $2,000,000 other than capital expenditures reflected on Schedule 6.2(v) and other than reasonable capital expenditures in connection with any emergency or force majeure events affecting M&NE US;

(vi) merge or consolidate with, or purchase substantially all of the assets or business of, or equity interests in, or make an investment in or make a loan or extend credit to, any Person (other than intercompany loans to Spectra Energy Corp or its Affiliates or extensions of credit to customers in the ordinary course of business);

(vii) incur any Indebtedness for Borrowed Money or issue or sell any equity interests, notes, bonds or other securities of M&NE US (except for intercompany loans from Spectra Energy Corp or its Affiliates), or any option, warrant or right to acquire same;

(viii) adopt any profit sharing, compensation, savings, insurance, pension, retirement or other benefit plan or hire any employees;

(ix) enter into any Contract, except for Contracts entered into by M&NE US in the ordinary course of business;

(x) create or assume any Lien, other than a Permitted Lien;

(xi) terminate or close any facility, business or operation of M&NE US except in the ordinary course of business; or

(xii) agree, whether in writing or otherwise, to do any of the foregoing.

Section 6.3 Access. From the date hereof through the Closing, MLP GP shall afford, or, in the case of M&NE US, use Reasonable Efforts to afford, to Spectra MLP and its authorized Representatives reasonable access, during normal business hours and in such manner as not unreasonably to interfere with normal operation of the Business, to the properties, books, Contracts, records and appropriate officers and employees of each of MLP GP’s Affiliates who provide services to WEUS or M&NE US, and shall furnish such authorized Representatives with all financial and operating data and other information concerning the affairs of WEUS and M&NE US as Spectra MLP and such Representatives may reasonably request. MLP GP shall have the right to have a Representative present at all times during any such inspections, interviews, and examinations. Notwithstanding the foregoing, Spectra MLP shall have no right of access to, and MLP GP shall not have any obligation to provide to Spectra MLP, information relating to (a) any information the disclosure of which would jeopardize any privilege available to WEUS, M&NE US, MLP GP or any of their respective Affiliates relating to such information or (b) any information the disclosure of which would result in a violation of Law.

Section 6.4 Third Party Approvals.

(a) Spectra MLP shall (and shall cause its subsidiaries to) use Reasonable Efforts to obtain all material consents and approvals of third parties that Spectra MLP or any of its subsidiaries are required to obtain in order to consummate the transactions contemplated hereby, including the Spectra MLP Approvals.

(b) MLP GP shall (and shall cause its Affiliates (other than Spectra MLP and its subsidiaries) to) use Reasonable Efforts to obtain all material consents and approvals of third parties that MLP GP or any of its Affiliates (other than Spectra MLP and its subsidiaries) are required to obtain in order to consummate the transactions contemplated hereby, including the MLP GP Approvals.

Section 6.5 Restructuring. From the date of this Agreement until the Closing, MLP GP shall, and shall cause its Affiliates (other than Spectra MLP and its subsidiaries) to, use Reasonable Efforts to cause the Restructuring to be consummated prior to the Closing Date, including making all filings with respect thereto and seeking all approvals required in connection therewith; provided, however, that MLP GP shall not be obligated to effect or consent to any action that would have a material adverse effect on Spectra Energy Corp or any of its Affiliates.

Section 6.6 Update Information. At any time up to 10 days before the Closing, MLP GP shall supplement in writing any information furnished on the Disclosure Schedule to reflect post-signing developments and matters that have come to the Knowledge of MLP GP (which if not included on a Schedule would constitute a breach of this Agreement by MLP GP) by furnishing such supplemented information to Spectra MLP pursuant to the notice provisions hereof. If (a) MLP GP so furnishes supplemental information, (b) the absence of such information would have resulted in a breach of any representation or warranty under this Agreement and (c) the Closing occurs, then such information shall be deemed to amend this Agreement and the Disclosure Schedule for all purposes hereunder; provided, however, that if such supplemental disclosure relates to matters that would or would reasonably be expected to result in Losses to Spectra MLP in excess of $10,000,000 in the aggregate, then such information shall not be deemed to amend this Agreement and the Disclosure Schedule for purposes of indemnification hereunder.

Section 6.7 Books and Records. From and after the Closing, Spectra MLP shall preserve and keep a copy of all books and records (other than Tax records which are addressed in Article VII) relating to the business or operations of WEUS on or before the Closing Date in Spectra MLP’s possession for a period of at least seven years after the Closing Date. After such seven year period, before Spectra MLP shall dispose of any such books and records, Spectra MLP shall give MLP GP at least 90 days prior notice to such effect, and MLP GP shall be given an opportunity, at its cost and expense, to remove and retain all or any part of such books and records as MLP GP may select. Spectra MLP shall provide to MLP GP, at no cost or expense to MLP GP, reasonable access during business hours to such books and records as remain in Spectra MLP’s possession and reasonable access during business hours to the properties and employees of Spectra MLP in connection with matters relating to the business or operations of WEUS on or before the Closing Date and any disputes relating to this Agreement.

Section 6.8 Straddle Period.

(a) With respect to any distribution of cash by M&NE US after the Closing Date related to a period of time that includes, but does not end on, the Closing Date (a “Straddle Period”), Spectra MLP shall, promptly upon its receipt of any such cash distribution attributable to the 38.76% limited liability company interests in M&NE US owned by WEUS, pay MLP GP an amount in cash equal to the product of (A) the amount of such cash distribution attributable to such 38.76% limited liability company interest in M&NE US and (B) the quotient of (i) the number of days in the period beginning on the first day of the Straddle Period and ending on and including the Closing Date and (ii) the total number of days in the Straddle Period.

(b) Spectra MLP and MLP GP agree that any payment by Spectra MLP pursuant to Section 6.8(a) would be characterized as MLP GP’s retention of the right to its share of the cash distribution by M&NE US for the Straddle Period.

Section 6.9 Recourse Debt.

(a) Immediately prior to the Closing, Spectra MLP shall borrow an amount equal to the Cash Distribution under indebtedness that constitutes an MLP GP Recourse Liability in a manner such that the proceeds of such borrowing are allocable to the Cash Distribution pursuant to Treasury Regulation Section 1.707-5(b)(1) and Temporary Treasury Regulation 1.163-8T (such borrowing, and any “refinancing” of such borrowing treated as the liability it refinances pursuant to Treasury Regulation Section 1.707-5(c), the “Transaction Debt”, and together with all other indebtedness of Spectra MLP that constitutes an MLP GP Recourse Liability, the “Spectra MLP Debt”).

(b) The Parties intend that the Cash Distribution paid to MLP GP shall qualify as a “debt-financed transfer” not taken into account as part of a “disguised sale” of property contributed to Spectra MLP under Treasury Regulation Sections 1.707-3 and 1.707-5(b).

(c) For a period of four years following the Closing Date, the Parties shall ensure (and shall cause their respective Affiliates to ensure) that MLP GP’s “allocable share” of (i) the Transaction Debt will not be less than the entire outstanding principal balance of the Transaction Debt outstanding immediately after the Closing and (ii) the Spectra MLP Debt will not be less than the entire outstanding principal balance of the Spectra MLP Debt outstanding immediately after the Closing.

(d) The Parties shall act at all times in a manner consistent with the foregoing provisions of this Section 6.9, except with the prior written consent of MLP GP or as otherwise required by applicable Law following a final determination by the U.S. Internal Revenue Service or a Governmental Authority with competent jurisdiction.

Section 6.10 Spectra MLP Equity Offerings. Spectra MLP shall not, and shall cause its subsidiaries not to, use Spectra MLP Restricted Equity Proceeds for any purposes other than the funding of capital expenditures of Spectra MLP or any of its subsidiaries (including any acquisitions, mergers or joint ventures).

Section 6.11 Net Worth of MLP GP. MLP GP will maintain a net value (as determined pursuant to the principles of Treasury Regulation Section 1.752-2(k)(2), applying those principles as if MLP GP were a disregarded entity for federal income tax purposes) that is not less than the principal amount of the Spectra MLP Debt outstanding immediately after the Closing, which amount will be reduced by principal payments by Spectra MLP on such indebtedness and which amount will not be increased by any new borrowings by Spectra MLP.

ARTICLE VII

TAX MATTERS

Section 7.1 Tax Returns.

(a) The Parties agree that the income of M&NE US indirectly attributable to the Contributed Interests will be reflected on the consolidated federal income Tax Return of Spectra Energy Corp for the period up to and including the Closing Date, and will be reflected on the federal income Tax Return of Spectra MLP for the period after the Closing Date, by closing the books of M&NE US as of the end of the Closing Date.

(b) The Parties shall cooperate fully, and cause their Affiliates to cooperate fully, as and to the extent reasonably requested by the other Party, to accomplish the apportionment of income described pursuant to this Section 7.1 (including, among other things, directing their representatives to the Management Committee of M&NE US to carry out this agreement), requests for the provision of any information or documentation within the knowledge or possession of the other Party as reasonably necessary to facilitate compliance with financial reporting obligations arising under FASB Statement No. 109 (including compliance with Financial Accounting Standards Board Interpretation No. 48), and any audit, litigation or other proceeding (each a “Tax Proceeding”) with respect to Taxes. Such cooperation shall include access to, the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any Tax Return or Tax Proceeding, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Spectra MLP will and MLP GP will, and will use Reasonable Efforts to cause M&NE US to, retain all books and records with respect to Tax matters pertinent to M&NE US relating to any taxable period beginning before the Effective Time until the later of six years after the Effective Time or the expiration of the applicable statute of limitations of the respective taxable periods (including any extensions thereof), and to abide by all record retention agreements entered into with any Tax Authority. Spectra MLP and MLP GP each agree, upon request, to use Reasonable Efforts to obtain any certificate or other document from any Tax Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed with respect to the transactions contemplated by this Agreement.

Section 7.2 Transfer Taxes. Responsibility for the payment of all state and local transfer, sales, use, stamp, registration or other similar Taxes resulting from the transactions contemplated by this Agreement shall be borne 50% by Spectra MLP and 50% by MLP GP.

Section 7.3 Tax Indemnity.

(a) MLP GP shall be liable for, shall pay and shall protect, defend, indemnify and hold harmless Spectra MLP and its subsidiaries from and against all Losses such parties incur arising from (i) any breach of the representations and warranties contained in Section 4.12, (ii) any Taxes of MLP GP or its Affiliates arising as a result of ownership of the Contributed Interests prior to the Effective Time, (iii) any Taxes arising as a result of the Restructuring and (iv) any liability of WEUS or M&NE US for the Tax of another Person as a result of being (A) a member of an affiliated, consolidated, combined or unitary group or (B) a party to any Tax Sharing Agreement or another Contract providing for an obligation to indemnify any other Person for Tax. Spectra MLP shall be solely liable for, shall pay and shall protect, defend, indemnify and hold harmless MLP GP and its Affiliates (other than Spectra MLP and its subsidiaries) from any and all Taxes which arise as a result of the ownership of the Contributed Interests after the Closing Date.

(b) If any claim (an “Indemnified Tax Claim”) is made by any Tax Authority that, if successful, would result in indemnification of any Party (the “Tax Indemnified Party”) by another Party (the “Tax Indemnifying Party”) under this Section 7.3, the Tax Indemnified Party shall promptly, but in no event later than the earlier of (i) 45 days after receipt of notice from the Tax Authority of such claim or (ii) 15 days prior to the date required for the filing of any protest of such claim, notify the Tax Indemnifying Party in writing of such fact.

(c) The Tax Indemnifying Party (in cooperation with the other members of M&NE US pursuant to the documents governing the management of the affairs of M&NE US) shall control all decisions with respect to any Tax Proceeding involving an Indemnified Tax Claim and the Tax Indemnified Party shall take such action (including settlement with respect to such Tax Proceeding or the prosecution of such Tax Proceeding to a determination in a court or other tribunal of initial or appellate jurisdiction) in connection with a Tax Proceeding involving an Indemnified Tax Claim as the Tax Indemnifying Party shall reasonably request in writing from time to time, including the selection of counsel and experts and the execution of powers of attorney; provided, however, that (i) within 30 days after the notice required by Section 7.3(b) has been delivered (or such earlier date that any payment of Taxes with respect to such claim is due but in no event sooner than five days after the Tax Indemnifying Party’s receipt of such notice), the Tax Indemnifying Party requests that such claim be contested, and (ii) if the Tax Indemnified Party is requested by the Tax Indemnifying Party to pay the Tax claimed and sue for a refund, the Tax Indemnifying Party shall have advanced to the Tax Indemnified Party, on an interest-free basis, the amount of such claim. The Tax Indemnified Party shall not make any payment of an Indemnified Tax Claim for at least 30 days (or such shorter period as may be required by Law) after the giving of the notice required by Section 7.3(b) with respect to such claim, shall give to the Tax Indemnifying Party any information requested related to such claim, and otherwise shall cooperate with the Tax Indemnifying Party in order to contest effectively any such claim.

Section 7.4 Scope. Notwithstanding anything to the contrary herein, this Article VII shall be the exclusive remedy for any claims relating to Taxes (including any claims relating to representations respecting Tax matters including Section 4.12). The rights under this Article VII shall survive the Closing until 30 days after the expiration of the statute of limitations (including extensions) applicable to such Tax matter. No claim may be made or brought by any Party hereto after the expiration of the applicable survival period unless such claim has been asserted by written notice specifying the details supporting the claim on or prior to the expiration of the applicable survival period.

ARTICLE VIII

CONDITIONS TO OBLIGATIONS

Section 8.1 Conditions to Obligations of Spectra MLP. The obligation of Spectra MLP to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by Spectra MLP:

(a) All necessary filings with and consents, approvals, licenses, Permits, and orders of any Governmental Authority required by Law for the consummation of the transactions contemplated in this Agreement shall have been made and obtained, other than those that do not or would not reasonably be expected to result in Losses to M&NE US in excess of $10,000,000 in the aggregate. All necessary consents of any third party, other than any Governmental Authority, required for the consummation of the transactions contemplated in this Agreement shall have been made and obtained, including the MLP GP Approvals and Spectra MLP Approvals, other than those that do not or would not reasonably be expected to result in Losses to M&NE US in excess of $10,000,000 in the aggregate;

(b) each of the representations and warranties of MLP GP contained in this Agreement shall be true in all material respects (provided that representations and warranties that are qualified by materiality or Material Adverse Effect shall be true) as of the date of this Agreement and as of the Closing, as if made at and as of that time (other than such representations and warranties that expressly address matters only as of a certain date, which need only be true as of such certain date);

(c) MLP GP shall have performed or complied in all material respects with all of the covenants and agreements required by this Agreement to be performed or complied with by it at or before the Closing;

(d) MLP GP shall have delivered to Spectra MLP a certificate dated the Closing Date, certifying that the conditions specified in Sections 8.1(b) and 8.1(c) have been fulfilled;

(e) no statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction, judgment or other order shall have been enacted, entered, promulgated, enforced or issued by any Governmental Authority, or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect, and no investigation, action or proceeding before a Governmental Authority shall have been instituted or threatened challenging or seeking to restrain or prohibit the transactions contemplated hereby or to recover damages in connection therewith; and

(f) the Restructuring has been consummated without the occurrence of a Material Adverse Effect.

Section 8.2 Conditions to the Obligations of MLP GP. The obligation of MLP GP to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by MLP GP:

(a) All necessary filings with and consents, approvals, Permits, and orders of any Governmental Authority required by Law for the consummation of the transactions contemplated in this Agreement shall have been made and obtained, other than those that would not reasonably be expected, in the aggregate, to have a material adverse effect on MLP GP. All necessary consents of any third party, other than any Governmental Authority, required for the consummation of the transactions contemplated in this Agreement shall have been made and obtained, including the MLP GP Approvals and Spectra MLP Approvals, other than those that would not reasonably be expected, in the aggregate, to have a material adverse effect on MLP GP;

(b) each of the representations and warranties of Spectra MLP contained in this Agreement shall be true in all material respects (provided that representations and warranties that are qualified by materiality or material adverse effect shall be true) as of the date of this Agreement and as of the Closing, as if made anew at and as of that time (other than such representations and warranties that expressly address matters only as of a certain date, which need only be true as of such certain date);

(c) Spectra MLP shall have performed or complied in all material respects with all of the covenants and agreements required by this Agreement to be performed or complied with by Spectra MLP on or before the Closing;

(d) Spectra MLP shall have delivered to MLP GP a certificate, dated the Closing Date, certifying that the conditions specified in Section 8.2(b) and (c) have been fulfilled;

(e) no statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction, judgment or other order shall have been enacted, entered, promulgated, enforced or issued by any Governmental Authority, or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect, and no investigation, action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement or to recover damages in connection therewith; and

(f) the Restructuring has been consummated without the occurrence of (i) a material adverse effect on Spectra Energy Corp or any of its Affiliates or (ii) any circumstance, change or effect that materially impedes or would reasonably be expected to impede the ability of Spectra Energy Corp or any of its Affiliates to complete the transactions contemplated herein.

ARTICLE IX

INDEMNIFICATION

Section 9.1 Survival.

(a) The representations and warranties of the Parties contained in this Agreement and all covenants contained in this Agreement that are to be performed prior to the Closing will survive the closing for 12 months following the Closing; provided, however, that (i) the Fundamental Representations and Warranties shall survive the Closing for five years following the Closing, (ii) the representations and warranties set forth in Section 4.12 (Taxes) shall survive as set forth in Article VII and (iii) the representations and warranties in Section 4.13 (Environmental Matters) shall survive for two years following the Closing. No Party shall have any liability for indemnification claims made under this Article IX with respect to any such representation, warranty or pre-closing covenant unless a Claim Notice is provided by the non-breaching Party to the other Party prior to the expiration of the applicable survival period for such representation, warranty or pre-closing covenant. If a Claim Notice has been timely given in accordance with this Agreement prior to the expiration of the applicable survival period for such representation, warranty or pre-closing covenant or claim, then the applicable representation, warranty or pre-closing covenant shall survive as to such claim, until such claim has been finally resolved.

(b) All covenants and agreements of the Parties contained in this Agreement to be performed after the Closing will survive the Closing in accordance with their terms.

Section 9.2 Indemnification.

(a) Subject to Article VII relating to Taxes and the provisions of this Article IX, from and after the Closing, MLP GP shall indemnify and hold harmless Spectra MLP, Spectra MLP’s subsidiaries and their respective Representatives (the “Spectra MLP Indemnified Parties”) from and against all Losses that Spectra MLP Indemnified Parties incur arising from any breach of any representation, warranty or covenant of MLP GP in this Agreement or in any closing certificate to be delivered by MLP GP at the Closing pursuant to this Agreement.

(b) Subject to Article VII relating to Taxes and the provisions of this Article IX, from and after the Closing, Spectra MLP shall indemnify and hold harmless MLP GP and its Affiliates (other than Spectra MLP and its subsidiaries) and their respective Representatives (the “MLP GP Indemnified Parties”) from and against all Losses that the MLP GP Indemnified Parties incur arising from or out of any breach of any representation, warranty or covenant of Spectra MLP in this Agreement or any closing certificate to be delivered by Spectra MLP at the Closing pursuant to this Agreement.

(c) Notwithstanding anything to the contrary herein, the Parties shall have a duty to use Reasonable Efforts to mitigate any Loss arising out of or relating to this Agreement or the transactions contemplated hereby.

(d) Notwithstanding anything in this Article IX to the contrary, all Losses relating to Taxes which are the subject of Article VII shall only be subject to indemnification under Section 7.3.

Section 9.3 Indemnification Procedures. Claims for indemnification under this Agreement (other than claims involving a Tax Proceeding, the procedures for which are set forth in Article VII) shall be asserted and resolved as follows:

(a) Any Spectra MLP Indemnified Party or MLP GP Indemnified Party claiming indemnification under this Agreement (an “Indemnified Party”) with respect to any claim asserted against the Indemnified Party by a third party (“Third Party Claim”) in respect of any matter that is subject to indemnification under Section 9.2 shall promptly (i) notify the Party providing the indemnification hereunder (the “Indemnifying Party”) of the Third Party Claim and (ii) transmit to the Indemnifying Party a written notice (“Claim Notice”) describing in reasonable detail the nature of the Third Party Claim, a copy of all papers served with respect to such claim (if any), the Indemnified Party’s best estimate of the amount of Losses attributable to the Third Party Claim and the basis of the Indemnified Party’s request for indemnification under this Agreement. Failure to timely provide such Claim Notice shall not affect the right of the Indemnified Party’s indemnification hereunder, except to the extent the Indemnifying Party is prejudiced by such delay or omission.

(b) The Indemnifying Party shall have the right to defend the Indemnified Party against such Third Party Claim. If the Indemnifying Party notifies the Indemnified Party that the Indemnifying Party elects to assume the defense of the Third Party Claim, then the Indemnifying Party shall have the right to defend such Third Party Claim with counsel selected by the Indemnifying Party (who shall be reasonably satisfactory to the Indemnified Party), by all appropriate proceedings, to a final conclusion or settlement at the discretion of the Indemnifying Party in accordance with this Section 9.3(b). The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that the Indemnifying Party shall not enter into any settlement agreement without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed); provided, further, that such consent shall not be required if (i) the settlement agreement contains a complete and unconditional general release by the third party asserting the claim to all Indemnified Parties affected by the claim and (ii) the settlement agreement does not contain any sanction or restriction upon the conduct of any business by the Indemnified Party or its Affiliates. If requested by the Indemnifying Party, the Indemnified Party agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim which the Indemnifying Party elects to contest, including the making of any related counterclaim against the Person asserting the Third Party Claim or any cross complaint against any Person. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 9.3(b), and the Indemnified Party shall bear its own costs and expenses with respect to such participation.

(c) If the Indemnifying Party does not notify the Indemnified Party that the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 9.3(b), then the Indemnified Party shall have the right to defend, and be reimbursed for its reasonable cost and expense (but only if the Indemnified Party is actually entitled to indemnification hereunder) in regard to the Third Party Claim with counsel selected by the Indemnified Party (who shall be reasonably satisfactory to the Indemnifying Party), by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnified Party. In such circumstances, the Indemnified Party shall defend any such Third Party Claim in good faith and have full control of such defense and proceedings; provided, however, that the Indemnified Party may not enter into any compromise or settlement of such Third Party Claim if indemnification is to be sought hereunder, without the Indemnifying Party’s consent (which consent shall not be unreasonably withheld, conditioned or delayed). The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 9.3(c), and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.

(d) Subject to the other provisions of this Article IX, a claim for indemnification for any matter not involving a Third Party Claim may be asserted by notice to the Party from whom indemnification is sought.

(e) Notwithstanding anything to the contrary in this Section 9.3, the indemnification procedures set forth in Article VII shall control any indemnities relating to Taxes.

Section 9.4 Additional Agreements Regarding Indemnification. Notwithstanding anything to the contrary herein:

(a) a breach of any representation or warranty (other than with respect to a breach of the Fundamental Representations and Warranties) of MLP GP in this Agreement in connection with any single item or group of related items that results in Losses of less than $30,000 shall be deemed, for all purposes of this Article IX not to be a breach of such representation, warranty or pre-closing covenant;

(b) MLP GP shall not have any liability arising out of or relating to Section 9.2(a) for breaches of representations or warranties (other than with respect to a breach of the Fundamental Representations and Warranties) except if the aggregate Losses actually incurred by the Spectra MLP Indemnified Parties thereunder exceed 1.0% of the Dropdown Aggregate Value, and then, subject to Section 9.4(c), only to the extent such aggregate Losses exceed such amount;

(c) in no event shall (i) the aggregate liability of MLP GP arising out of or relating to Section 9.2(a) for breaches of representations or warranties (other than with respect to a breach of the Fundamental Representations and Warranties) exceed 10% of the Dropdown Aggregate Value and (ii) the aggregate liability of MLP GP arising out of or relating to Section 9.2(a) for breaches of the Fundamental Representations and Warranties exceed 100% of the Dropdown Aggregate Value;

(d) for purposes of determining whether there has been a breach or inaccuracy of a representation or warranty by a party in connection with the assertion of a claim for indemnification under Article IX, or determining the amount of a Loss, with respect to any asserted breach or inaccuracy, such determination shall be made without regard to any qualifier as to “material,” “materiality” or Material Adverse Effect expressly contained in Article III or IV; provided that this Section 9.4(d) shall not apply to the definition of Material Contract; and

(e) for the avoidance of doubt, nothing in this Section 9.4 shall affect the provisions of Article VII.

Section 9.5 Waiver of Other Representations.

(a) NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, IT IS THE EXPLICIT INTENT OF EACH PARTY HERETO, AND THE PARTIES HEREBY AGREE, THAT NONE OF MLP GP OR ANY OF ITS AFFILIATES OR REPRESENTATIVES HAS MADE OR IS MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, WRITTEN OR ORAL, INCLUDING ANY IMPLIED REPRESENTATION OR WARRANTY AS TO THE CONDITION, MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE CONTRIBUTED INTERESTS, THE BUSINESS, WEUS OR M&NE US OR THEIR RESPECTIVE ASSETS OR ANY PART THEREOF, EXCEPT THOSE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, AND WITHOUT IN ANY WAY LIMITING THE FOREGOING, MLP GP MAKES NO REPRESENTATION OR WARRANTY TO SPECTRA MLP WITH RESPECT TO ANY FINANCIAL PROJECTIONS OR FORECASTS RELATING TO WEUS, M&NE US OR THE BUSINESS.

(b) The representations and warranties contained in Section 4.13 shall be the exclusive representations and warranties with regard to Environmental Laws and related matters.

Section 9.6 Consideration Adjustment. The Parties agree to treat all payments made pursuant to this Article IX as adjustments to the Cash Distribution for Tax purposes, except as otherwise required by Law following a final determination by the U.S. Internal Revenue Service or a Governmental Authority with competent jurisdiction.

Section 9.7 Exclusive Remedy.

(a) Notwithstanding anything to the contrary herein except as provided in Sections 7.2, 7.3, 9.2 or 10.2, no Party shall have any liability, and no Party shall make any claim, for any Loss or other matter (and Spectra MLP and MLP GP hereby waive any right of contribution against the other and their respective Affiliates), under, arising out of or relating to this Agreement, any other document, agreement, certificate or other matter delivered pursuant hereto or the transactions contemplated hereby, whether based on contract, tort, strict liability, other Laws or otherwise.

(b) NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, NO PARTY SHALL BE LIABLE FOR SPECIAL, PUNITIVE, EXEMPLARY, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES, LOST PROFITS, LOST OPPORTUNITIES OR OTHER SPECULATIVE DAMAGES, WHETHER BASED ON CONTRACT, TORT, STRICT LIABILITY, OTHER LAW OR OTHERWISE AND WHETHER OR NOT ARISING FROM ANY OTHER PARTY’S SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT; PROVIDED, HOWEVER, THAT THIS SECTION 9.7(b) SHALL NOT LIMIT A PARTY’S RIGHT TO RECOVERY UNDER ARTICLE IX FOR ANY SUCH DAMAGES TO THE EXTENT SUCH PARTY IS REQUIRED TO PAY SUCH DAMAGES TO A THIRD PARTY IN CONNECTION WITH A MATTER FOR WHICH SUCH PARTY IS OTHERWISE ENTITLED TO INDEMNIFICATION UNDER ARTICLE IX.

ARTICLE X

TERMINATION

Section 10.1 Termination. At any time prior to the Closing, this Agreement may be terminated and the transactions contemplated hereby abandoned:

(a) by the mutual consent of Spectra MLP and MLP GP as evidenced in writing signed by each of Spectra MLP and MLP GP;

(b) by either of Spectra MLP or MLP GP if any Governmental Authority having competent jurisdiction has issued a final, non-appealable order, decree, ruling or injunction (other than a temporary restraining order) or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; or

(c) by either Spectra MLP or MLP GP, if the Closing has not occurred on or before December 31, 2012 or such later date as the Parties may agree upon.

Section 10.2 Effect of Termination. In the event of termination and abandonment of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and have no effect without any liability on the part of any Party hereto other than for any prior breaches, as to which the Parties will remain liable and/or to which the other Party shall be entitled to all rights and remedies available under Law or equity. The provisions of Sections 10.2 and 11.4 shall survive any termination of this Agreement.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Notices. Any notice, request, demand and other communication required or permitted to be given hereunder shall be in writing, and may be served by personal delivery, facsimile or by depositing same in the mail, addressed to the Party to be notified, first class, postage prepaid, and registered or certified with a return receipt requested. Notice deposited in the mail in the manner hereinabove described shall be deemed to have been given and received on the date of the delivery as shown on the return receipt. Notice served in any other manner shall be deemed to have been given and received only if and when actually received by the addressee (except that notice given by facsimile shall be deemed given and received upon receipt only if received during normal business hours and, if received other than during normal business hours, shall be deemed received as of the opening of business on the next Business Day). For purposes of notice, the addresses of the Parties shall be as follows:

(a)	If to Spectra MLP, to:

Spectra Energy Partners, LP

5400 Westheimer Court

Houston, TX 77056

Attention:          Julie Dill, President and Chief Executive Officer

Facsimile:          (713) 989-1818

With copies to:

Spectra Energy Partners, LP

5400 Westheimer Court

Houston, TX 77056

Attention:          J.D. Woodward, III, Chairman of the Conflicts Committee

                           of the Board of Directors of Spectra Energy Partners GP,

                           LLC

Facsimile:         (713) 688-3175

(b)	If to MLP GP, to:

Spectra Energy Partners (DE) GP, LP

c/o Spectra Energy Corp

5400 Westheimer Court

Houston, TX 77056

Attention:          Alan N. Harris, Chief Development & Operations Officer

                           Room Code: WO 8P25

Facsimile:         (713) 627-4635

with copies to:

Spectra Energy Partners (DE) GP, LP

c/o Spectra Energy Corp

5400 Westheimer Court

Houston, TX 77056

Attention:          Anders K. Torning, Associate General Counsel – Corporate Services

                           Room Code: WO 9B63

Facsimile:         (713) 989-3190

or to such other address or addresses as the Parties may from time to time designate in writing.

Section 11.2 Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Party. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.

Section 11.3 Rights of Third Parties. Except for the provisions of Section 9.2 which are intended to be enforceable by the Persons respectively referred to therein, nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement.

Section 11.4 Expense. Except as otherwise provided herein, each Party shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated hereby whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants.

Section 11.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any facsimile copies hereof or signature hereon shall, for all purposes, be deemed originals.

Section 11.6 Entire Agreement. This Agreement (together with the Disclosure Schedule to this Agreement) constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Affiliates relating to such subject matter.

Section 11.7 Disclosure Schedule. Unless the context otherwise requires, all capitalized terms used in the Disclosure Schedule shall have the respective meanings assigned to them in this Agreement. No reference to or disclosure of any item or other matter in the Disclosure Schedule shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in the Disclosure Schedule. No disclosure in the Disclosure Schedule relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The inclusion of any information in the Disclosure Schedule shall not be deemed to be an admission or acknowledgment by MLP GP, in and of itself, that such information is material to or outside the ordinary course of the Business of M&NE US or required to be disclosed on the Disclosure Schedule.

Section 11.8 Amendments. This Agreement may be amended or modified in whole or in part, and terms and conditions may be waived, only by a duly authorized agreement in writing which makes reference to this Agreement executed by each Party.

Section 11.9 Publicity. All press releases or other public communications of any nature whatsoever relating to the transactions contemplated by this Agreement, and the method of the release for publication thereof, shall be subject to the prior consent of Spectra MLP and MLP GP, which consent shall not be unreasonably withheld, conditioned or delayed by any Party; provided, however, that nothing herein shall prevent a Party from publishing such press releases or other public communications as such Party may consider necessary in order to satisfy such Party’s obligations at Law or under the rules of any stock or commodities exchange after consultation with the other Party as is reasonable under the circumstances.

Section 11.10 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, then the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, then they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties to the greatest extent legally permissible.

Section 11.11 Governing Law; Jurisdiction.

(a) This Agreement shall be governed and construed in accordance with the Laws of the State of Texas without regard to the Laws that might be applicable under conflicts of laws principles.

(b) The Parties agree that the appropriate, exclusive and convenient forum for any disputes between any of the Parties hereto arising out of this Agreement or the transactions contemplated hereby shall be in any state or federal court in Houston, Texas, and each of the Parties hereto irrevocably submits to the jurisdiction of such courts solely in respect of any legal proceeding arising out of or related to this Agreement. The Parties further agree that the Parties shall not bring suit with respect to any disputes arising out of this Agreement or the transactions contemplated hereby in any court or jurisdiction other than the above specified courts; provided, however, that the foregoing shall not limit the rights of the Parties to obtain execution of judgment in any other jurisdiction. The Parties further agree, to the extent permitted by Law, that a final and unappealable judgment against a Party in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment. Except to the extent that a different determination or finding is mandated due to the Law being that of a different jurisdiction, the Parties agree that all judicial determinations or findings by a state or federal court in Houston, Texas with respect to any matter under this Agreement shall be binding.

(c) To the extent that any Party hereto has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each such party hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement and (ii) submits to the personal jurisdiction of any court described in Section 11.11(b).

(d) THE PARTIES HERETO AGREE THAT THEY HEREBY IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION TO ENFORCE OR INTERPRET THE PROVISIONS OF THIS AGREEMENT.

Section 11.12 Action by Spectra MLP. With respect to any action (including any case where the agreement of, or selection by, Spectra MLP is required), notice, consent, approval or waiver that is required to be taken or given or that may be taken or given by Spectra MLP prior to or after the Closing Date with respect to, or in connection with, the subject matter hereof, such action, notice, consent, approval or waiver shall be taken or given by the Conflicts Committee on behalf of Spectra MLP.

IN WITNESS WHEREOF, this Contribution Agreement has been duly executed and delivered by each Party as of the date first above written.

MLP GP:

SPECTRA ENERGY PARTNERS (DE) GP, LP

By:	Spectra Energy Partners GP, LLC,
its general partner

	By:	/s/ Guy G. Buckley
Name: Guy G. Buckley
Title: Vice President and Treasurer

SPECTRA MLP:

SPECTRA ENERGY PARTNERS, LP

By:	Spectra Energy Partners (DE) GP, LP,
its general partner

	By:	Spectra Energy Partners GP, LLC,
its general partner

	By:	/s/ Julie Dill
Name: Julie Dill
Title: President and Chief Executive Officer

[Signature Page to the Contribution Agreement]